TRANSITION SERVICES AGREEMENT
between
HERTZ GLOBAL HOLDINGS, INC.
and
HERC HOLDINGS INC.
Dated as of [          ], 2016

TABLE OF CONTENTS

ARTICLE I DEFINITIONS    2
Section 1.1 Table of Definitions.2
Section 1.2 Certain Defined Terms.2
ARTICLE II TRANSITION SERVICES    4
Section 2.1 Project Statements.4
Section 2.2 Identified Services.4
Section 2.3 Additional Services.4
Section 2.4 Disputes Over Requested Services.5
Section 2.5 Financial Obligation.5
Section 2.6 Means of Providing Services.6
Section 2.7 Access to Facilities and Equipment.6
Section 2.8 Cooperation.6
Section 2.9 SOX and Audit Access.6
ARTICLE III PERSONNEL    6
Section 3.1 Services Managers.6
Section 3.2 Supplier Employees.7
Section 3.3 Contractors.7
Section 3.4 Compliance with Policies; Safety of Personnel.7
ARTICLE IV SERVICE LEVELS    7
Section 4.1 Service Levels.8
Section 4.2 Exceptions.8
Section 4.3 No Warranty.8
ARTICLE V PAYMENT FOR SERVICES    8
Section 5.1 Costs and Charges.8
Section 5.2 Invoices and Payment.9
Section 5.4 Taxes.9
Section 5.5 Other Expenses.10
Section 5.6 Interest Payable on Amounts Past Due.10
Section 5.7 Records.10
ARTICLE VI PROPRIETARY RIGHTS    10
Section 6.1 Equipment.10
Section 6.2 Intellectual Property.10

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ARTICLE VII TERM AND TERMINATION    10
Section 7.1 Term.11
Section 7.2 Termination of a Service.11
Section 7.3 Termination of Transition Services Agreement.11
Section 7.4 No Abandonment for Dispute.12
Section 7.5 Costs upon Termination.12
Section 7.6 Return of Buyer Data; Return of Materials.12
ARTICLE VIII INDEMNITY AND DAMAGES    13
Section 8.1 Limitations of Liability.13
Section 8.2 Mitigation of Damages.13
Section 8.3 Buyer Indemnity.13
Section 8.4 Supplier Indemnity.14
Section 8.5 Indemnity Procedure.14
ARTICLE IX CONFIDENTIALITY    14
Section 9.1 Confidential Information.14
Section 9.2 Permissible Disclosure.14
Section 9.3 Survival of Confidentiality Obligations.15
ARTICLE X GENERAL    15
Section 10.1 Dispute Resolution.15
Section 10.2 Force Majeure.15
Section 10.3 Relationship of the Parties.16
Section 10.4 Assignment.16
Section 10.5 Third-Party Beneficiaries.16
Section 10.6 Entire Agreement; No Reliance; Amendment.16
Section 10.7 Waiver.16
Section 10.8 Notices.17
Section 10.9 Counterparts.17
Section 10.10 Severability.17
Section 10.11 Interpretation.17
Section 10.12 Governing Law.18
Section 10.13 Precedence.18

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TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Transition Services Agreement”), dated as of [          ], 2016 (the “Effective Date”), between Hertz Global Holdings, Inc., a Delaware corporation (f/k/a Hertz Rental Car Holding Company, Inc., “New Hertz Holdings”), and Herc Holdings Inc., a Delaware corporation (f/k/a Hertz Global Holdings, Inc., “Herc Holdings”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Separation Agreement (as defined below).
RECITALS

A.
New Hertz Holdings and Herc Holdings have entered into the Separation and Distribution Agreement (the “Separation Agreement”), dated as of the date hereof, pursuant to which Herc Holdings intends to distribute to its stockholders, on a pro rata basis, all of the outstanding shares of common stock, par value $0.01 per share, of New Hertz Holdings owned by Herc Holdings (the “Distribution”).

B.
Following the Distribution, New Hertz Holdings will own and conduct, directly and indirectly, the Car Rental Business, and Herc Holdings will own and conduct, directly and indirectly, the Equipment Rental Business (the “Separation”).

C.
New Hertz Holdings was incorporated on August 28, 2015 under the name “Hertz Rental Car Holding Company, Inc.,” for the purpose of serving as the top-level holding company for the Car Rental Business in connection with the Separation.

D.	Herc Holdings was previously named “Hertz Global Holdings, Inc.” and historically served as the holding company for the consolidated Car Rental Business and Equipment Rental Business.

E.	Herc Holdings will serve as the top-level holding company of the Equipment Rental Business in connection with the Separation.

F.
In connection with the transactions contemplated by the Separation Agreement and in order to ensure a smooth transition following the Separation, each party desires that the other party provide, or cause its Affiliates or Contractors to provide, certain transition Services in exchange for the consideration stated in this Transition Services Agreement and in accordance with the terms and subject to the conditions set forth in this Transition Services Agreement.

G.
The Services to be provided hereunder will be specified in separate Project Statements that will set forth the scope of the Services to be provided as well as the party who will provide or cause to be provided the Services (the “Supplier” as further defined herein) to the other party (the “Buyer” as further defined herein).

H.
Each party in its capacity as a Buyer wishes to receive such specified Services for use in connection with its Business in order to ensure a smooth transition following the Separation as well as certain other Services that Buyer may select, and each party in its capacity as a Supplier has agreed to provide such Services in accordance with the terms specified herein.

AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows, effective as of the Distribution Date:
ARTICLE I
DEFINITIONS
Section 1.1 Table of Definitions. The following terms have the meanings set forth in the sections of this Transition Services Agreement referenced below:

Definition	Section
Additional Services	2.4(a)
Allocated Cost	5.2
Confidential Information	9.1(a)
Contractor	3.3
Dispute	10.1
Distribution	Recitals
Effective Date	Preamble
Force Majeure	10.2
Herc Holdings	Preamble
Identified Services	2.2
Improvements	6.2
IP	6.2
Liabilities	8.3
New Hertz Holdings	Preamble
Non-Breaching Party	7.2(b)
Project Statement	2.1
Sales Taxes	5.4
Separation	Recitals
Separation Agreement	Recitals
Services Manager	3.1
Services Termination Notice	7.2(a)
Term	7.1
Transition Services Agreement	Preamble

Section 1.2 Certain Defined Terms. For the purposes of this Transition Services Agreement:
“Business” means, with respect to Herc Holdings and its Affiliates, the Equipment Rental Business, and, with respect to New Hertz Holdings and its Affiliates, the Car Rental Business.
“Buyer” means with respect to a Service specified in a Project Statement, the party receiving such Service as specified in the Project Statement.

“Buyer Data” means data relating to the operation of the Business of Buyer and that is the subject of a particular Service provided by Supplier, owned by Buyer, including as a result of the allocation of assets pursuant to the Separation Agreement, and in the possession or control of Supplier.
“Change of Control” means, with respect to each party,

(a)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the total voting power of the Voting Stock of such party;

(b)
such party merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of such party and its Subsidiaries to another Person and any “person” (as defined in clause (a) above) is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than twenty percent (20%) of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be; or

(c)
at any time individuals who at the Effective Date were members of the board of directors of such party (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of capital stock of such party was approved by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

“CI Recipients” means, with respect to a party hereto, its Affiliates, and its and their directors, officers, employees, agents and advisors (including, with respect to the Supplier, the Representatives).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Maximum Transition Period” means the two-year period beginning on the Effective Date.
“New Service” means a Service not provided or supplied by Supplier or its Representatives for the Business of Buyer during the 12 months preceding the Effective Date.
“Representative” means an Affiliate, Contractor or other Person providing Services hereunder on behalf of Supplier.
“Services” means collectively the Identified Services and any Additional Services described in mutually agreed Project Statements.
“Supplier” means with respect to a Service specified in a Project Statement, the party providing such Service as specified in the Project Statement.
“Transition Period” means the maximum period of time set forth in the applicable Project Statement for a Service, as such Transition Period may be adjusted by mutual written agreement of the parties from time to time; provided, however, that in no event will the Transition Period exceed the Maximum Transition Period.

“Variable Allocated Cost” means the fully allocated cost for providing Services calculated in a manner consistent with past practice and as may be more specifically set forth on an applicable Project Statement, including the following (to the extent allocable to the provision of the Services): (a) the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property), including any termination, transfer, sublicensing, access, upgrade or conversion fees, (b) the cost of maintenance and support, including user support, (c) the fully loaded cost of employees and other Representatives directly involved in the provision of the Services, including the cost of employees and other Representatives retained, displaced or transferred (excluding severance costs for Supplier employees), as set forth on the applicable Project Statement, (d) the cost of equipment, (e) the cost of disaster recovery services and backup services, (f) the cost of facilities and space, (g) the cost of supplies (including consumables), (h) the cost of utilities (HVAC, electricity, gas, etc.), (i) the cost of networking and connectivity, (j) reasonable legal fees associated with any advice, activities or agreements related to the foregoing areas, (k) any reasonable out-of-pocket expenses incurred by Supplier with third parties (including Contractors) in connection with the provision of Services (including one-time set-up costs, license fees, costs to enter into or amend existing third-party agreements, costs to exit third-party agreements, termination fees, and other costs incurred in connection with Contractors engaged in compliance with this Transition Services Agreement), and (l) the allocated depreciation costs of capitalized hardware, software and consulting services (to the extent allocable to the provision of the Services). Travel expenses must be reasonable and incurred in accordance with Supplier’s normal travel policy. Overhead allocations must be calculated consistently with Supplier’s practice as then generally used by Supplier in its applicable, respective geographic business.
“Voting Stock” of an entity means all classes of capital stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.
ARTICLE II
TRANSITION SERVICES
Section 2.1 Project Statements. The scope of each agreed upon Service to be provided under the terms of this Transition Services Agreement will be set forth in a Project Statement substantially in the form set forth in Annex A (a “Project Statement”), including, as applicable, (a) the party that is the Supplier of the Service and the party that is the Buyer of the Service, (b) a Transition Period for such Service, (c) the location of such Service, (d) each party’s Services Manager for such Project Statement, (e) any details regarding the cost for such Service, (f) payment terms, and (g) any specifications applicable to such Service, if different from the specifications defined in this Transition Services Agreement. No Project Statement (other than the initial Project Statements with respect to the Identified Services) will be binding or effective unless signed by both parties to such Project Statement. Supplier will use commercially reasonable efforts to provide, or cause one or more of its Representatives to provide, to Buyer the Services described in effective Project Statements in accordance therewith and subject to the terms and conditions of this Transition Services Agreement, and Buyer agrees to purchase and pay for such Services as provided for in Article V.
Section 2.2 Identified Services. Each Project Statement entered into as of the Effective Date is attached to this Transition Services Agreement in Annex B, and the Services identified in such Project Statements are referred to in this Transition Services Agreement, collectively, as the “Identified Services.”
Section 2.3 Additional Services.

(a)
If Buyer desires to receive any services that are not Identified Services, or that represent a significant or material change to an Identified Service (including any extension thereof), Buyer will provide Supplier with a reasonably detailed written request for such proposed services (the “Additional Services”) (such request sufficiently detailed to enable Supplier to weigh the risks and assess the feasibility of such request and attempt to estimate the resources and effort required to provide such proposed services). Within thirty (30) days following such request, Supplier will, to the extent reasonably feasible, assess the request in good faith and provide notice of whether it will endeavor to provide the requested Additional Service. If Supplier does not respond to such request within thirty (30) days following such request, then Supplier will be deemed to have refused such request.

(b)
If a requested Additional Service is reasonably necessary to effect the Separation of the Car Rental Business and Equipment Rental Business, then Supplier will accept the request to provide the proposed Additional Service if it can feasibly provide such Additional Service without undue burden in light of Supplier’s resource constraints and obligations. Supplier will have no obligation to provide an Additional Service or to provide the Additional Service under any specific terms, and may decline to provide such requested Additional Service in its sole and absolute discretion, if any of the following apply: (i) the requested Additional Service is not reasonably necessary to effect the Separation of the Car Rental Business and Equipment Rental Business; (ii) the requested Additional Service is a New Service; (iii) the requested Additional Service could be obtained from other commercial service providers in a commercially reasonable manner; (iv) Buyer will not agree to pay the costs for such Additional Services; or (v) the Transition Period for the requested Additional Service extends beyond the Maximum Transition Period.

(c)
If Supplier accepts a request to provide an Additional Service, it will, to the extent reasonably feasible, provide a good faith estimate of the costs, timing and resources required to provide such Additional Services, which may be (i) a fixed fee, and include a mark-up, or (ii) the Variable Allocated Cost of providing the Services, in each case as reasonably determined by Supplier. The parties will then promptly negotiate in good faith a Project Statement by which the proposed Additional Services would be provided under this Transition Services Agreement.

Section 2.4 Disputes Over Requested Services. In the event that Buyer alleges that Supplier (or a proposed Supplier) has violated its obligation to consider or provide a requested Service hereunder, or has acted in bad faith in negotiating the terms applicable to a Service, such Dispute will be subject to the dispute resolution procedures identified in Section 10.1.
Section 2.5 Financial Obligation. In providing the Services, Supplier and its Representatives will not be obligated to perform any of the following actions unless Buyer agrees to pay the Variable Allocated Cost of such actions and the performance of such actions is reasonably within the control of Supplier and its Representatives: (a) maintain the employment of any specific employee; (b) purchase, lease or license any additional equipment or software, except any replacement for existing equipment or software owned or licensed by Supplier and necessary to provide the Services pursuant to the terms of this Transition Services Agreement, to the extent such replacement equipment and/or software is available on commercially reasonable terms consistent with the terms on which it was previously available to Supplier; (c) pay any costs related to the conversion of the Buyer Data from one format to another; or (d) pay any costs necessary to integrate Buyer’s systems for purposes of receiving the Services.
Section 2.6 Means of Providing Services. Supplier will, in its sole discretion, determine the means and resources used to provide the Services in accordance with its business judgment and subject to Article IV. Supplier will have sole discretion and responsibility for staffing, instructing and compensating its personnel and third parties who perform the Services.
Section 2.7 Access to Facilities and Equipment. To the extent reasonably required to perform the Services hereunder, Buyer will provide (or, as necessary, will cause its Affiliates to provide) Supplier with reasonable access to and use of Buyer’s and its Affiliates’ applicable facilities and equipment.

Section 2.8 Cooperation. Supplier and Buyer will use commercially reasonable efforts to assist and cooperate with respect to the provision of Services pursuant to this Transition Services Agreement. Buyer acknowledges that some Services to be provided under this Transition Services Agreement require instructions and information from Buyer, which Buyer will provide to Supplier sufficiently in advance in order to enable Supplier or its Representatives to provide or procure such Services in a timely manner. Buyer will provide all information reasonably required or requested by Supplier to perform its obligations under this Transition Services Agreement. Supplier will not be liable for any delays resulting from or caused by Buyer’s failure to provide such instructions or information in a timely manner, and Buyer will pay any reasonable additional costs or expenses, including labor, resulting therefrom.
Section 2.9 SOX and Audit Access. If requested by Buyer, Supplier will permit Buyer reasonable access, upon reasonable advance notice and during normal business hours, to Supplier’s records, books, computer data, other data and information, personnel, systems and facilities for the purpose of Buyer’s testing and verification of the effectiveness of controls with respect to the Services as is reasonably necessary to enable the management of Buyer to comply with its obligations under §404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and to enable Buyer’s independent public accounting firm to complete the integrated audit of the Buyer including the audit of Buyer’s internal controls over financial reporting as required by Buyer’s external auditors. Supplier is not required to furnish Buyer access to any information pursuant to this Section 2.9 other than information that relates specifically to the Services. Buyer shall reimburse Supplier for the reasonable and documented out-of-pocket expenses, if any, incurred in providing such information and access. Nothing in this Section 2.9 shall require the disclosure of any information that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges. Any information furnished pursuant to this Section 2.9 shall be subject to the confidentiality provisions hereof.
ARTICLE III
PERSONNEL
Section 3.1 Services Managers. Each party will select a separate services manager (a “Services Manager”) for each Project Statement, with each such Services Manager to be identified in the applicable Project Statement, to act as its primary contact person for the provision or receipt, as applicable, of the Services hereunder. All communications relating to the provision of the Services will be directed to the Services Manager of the other party. The Services Managers of the parties will meet periodically to discuss the status of the Services.

Section 3.2 Supplier Employees. Except as otherwise set forth in the Separation Agreement or the Employee Matters Agreement, for the avoidance of doubt, this Transition Services Agreement does not impose an obligation on Supplier or any of its Affiliates to second or procure the secondment to Buyer of any employee in connection with the provision of the Services. The parties agree that such employees of Supplier and its Affiliates providing Services are employees of Supplier or its Affiliates, as applicable. All labor matters relating to any employees of Supplier and its Affiliates will be within the exclusive direction, control and supervision of Supplier and its Affiliates, and Buyer will take no action affecting such matters, and Supplier and its Affiliates will have the sole right to exercise all authority with respect to the employment, termination, assignment, and compensation of such employees. Supplier and its Affiliates will be solely responsible for the payment of all salary and benefits, social security taxes, unemployment compensation tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of Supplier and its Affiliates used to provide Services, and all employees of Supplier and its Affiliates providing Services under this Transition Services Agreement will be deemed to be employees solely of Supplier or its Affiliates, as applicable, for purposes of all compensation and employee benefits and not to be employees, representatives or agents of Buyer.
Section 3.3 Contractors. The Services may be provided in whole or in part by (a) Affiliates of Supplier, or (b) third-party contractors or subcontractors (each, a “Contractor”) capable of providing the required level of service set forth in Article IV. Supplier shall in all cases retain responsibility for the provision of Services by Affiliates or Contractors of Supplier, to the extent Supplier would otherwise be liable pursuant to the terms of this Transition Services Agreement.
Section 3.4 Compliance with Policies; Safety of Personnel.

(a)
For any work performed on premises of Buyer, Supplier and its Representatives will comply with all reasonable security, confidentiality, safety and health policies of Buyer (as applicable to the provision of Services) if and to the extent Buyer informs Supplier of such policies in advance in writing.

(b)
Buyer acknowledges that Supplier has instituted and will continue to institute and revise a variety of policies and procedures for its Business. All Services must be reasonably capable of being performed in a manner that is consistent with the policies and procedures of Supplier applicable to its Business, including those relating to antitrust laws and health, safety, labor, employment and environmental laws and otherwise in compliance with applicable law. Supplier will use commercially reasonable efforts to provide Buyer with advance written notice in the event it believes any Service is not consistent with such policies or procedures where the same would materially affect the Services to be provided. To the extent Services are performed on site, Supplier will be permitted to withdraw any Representatives providing Services at that site if Supplier reasonably concludes that such Representatives face any risk to their personal safety and prior written notice (to the extent practicable) has been given to Buyer.

ARTICLE IV
SERVICE LEVELS

Section 4.1 Service Levels. Supplier will (a) use commercially reasonable efforts to continue to provide, or cause to be provided, those Services being supplied for Buyer’s Business as of the Effective Date at a relative service level substantially similar to that provided to Buyer’s Business in the twelve (12) months preceding the Effective Date, taking into account the effects of the Separation on Supplier’s ability to provide the Services, unless inconsistent with any service level with respect to a Service as specified in the applicable Project Statement; or (b) use commercially reasonable efforts to provide, or cause to be provided, New Services consistent with the specifications, if any, set forth in an applicable Project Statement.
Section 4.2 Exceptions. It will not be deemed to be a breach of this Transition Services Agreement if Supplier or its Representatives fail to meet the service levels set forth in Section 4.1 because of (a) the failure of Buyer to cooperate with or provide access, information, services or decisions to Supplier or its Representatives as required hereunder, (b) failure caused by any act or omission of Buyer or its facilities, equipment, hardware or software, (c) changes reasonably deemed to be required by changes in law, technology or the availability of reasonably commercially available products and services, (d) changes otherwise permitted hereunder, (e) failures by third-party service providers not retained by Supplier, or (f) Force Majeure as further provided in Section 10.2.
Section 4.3 No Warranty. EXCEPT AS EXPRESSLY STATED IN THIS TRANSITION SERVICES AGREEMENT OR IN AN APPLICABLE PROJECT STATEMENT, (A) THE SERVICES WILL BE PROVIDED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS AND (B) SUPPLIER DOES NOT MAKE ANY WARRANTY WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR SAID SERVICES.
ARTICLE V
PAYMENT FOR SERVICES
Section 5.1 Costs and Charges. Supplier will charge Buyer the allocated cost for the Services as set forth in the attached Project Statements, which may be (i) a fixed fee, and include a mark-up, or (ii) the Variable Allocated Cost of providing the Services, in each case as indicated on the applicable Project Statements.

Section 5.2 Invoices and Payment. Supplier will invoice Buyer either (i) on a monthly basis in arrears with respect to Services priced on a fixed-fee basis or (ii) on a periodic basis with respect to Services priced on the basis of Variable Allocated Costs of providing such Services, as reasonably determined by Supplier. Invoices will be sent in a format and containing a level of detail reasonably sufficient for Buyer to determine the accuracy of the computation of the amount charged and that such amount is being calculated in a manner consistent with this Transition Services Agreement. Reasonable documentation will be provided for all out-of-pocket expenses consistent with Supplier’s practices. All amounts will be due and payable within thirty (30) days of the date of invoice; provided, however, that, notwithstanding anything to the contrary in this Section 5.3, with respect to any material purchases identified in a Project Statement or other attachment, such amounts will be due and payable in advance of the date that such Services are provided as set forth therein. Upon Buyer’s reasonable request, Supplier will provide explanations, answer questions, and provide additional documentation regarding invoiced amounts. Unless otherwise specifically agreed in writing by the parties hereto, all payments due hereunder will be made by wire transfer of immediately available funds to the account or accounts designated in writing from time to time by Supplier. If Buyer disputes any portion of any invoice, Buyer must notify Supplier in writing of the nature and the basis of the dispute within thirty (30) days after the date of the applicable invoice, after which time Buyer will have waived any rights to dispute such amount; provided, however, that Buyer’s dispute as to any portion of any invoice shall in no way affect Buyer’s obligation to timely pay any invoiced amount pursuant to this Section 5.3.
Section 5.4 Taxes. In addition to any amounts otherwise payable pursuant to this Transition Services Agreement, Buyer will be responsible for any and all sales, use, excise, services or similar taxes imposed on the provision of goods and services by Supplier or its Representatives to Buyer pursuant to this Transition Services Agreement (“Sales Taxes”) and will either (a) remit such Sales Taxes to Supplier (and Supplier will remit the amounts so received to the applicable taxing authority), (b) provide Supplier with a certificate or other proof, reasonably acceptable to Supplier, evidencing an exemption from liability for such Sales Taxes or (c) pay directly or reimburse or indemnify Supplier for such Sales Taxes. For the avoidance of doubt, all amounts under this Transition Services Agreement are expressed exclusive of Sales Taxes. The parties agree to cooperate with each other in determining the extent to which any Sales Tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out of state use of materials, services or sales, and other exemption certificates or information reasonably requested by either party. The parties further agree to work together to structure the provision of the Services in a lawful manner to eliminate or minimize applicable Sales Taxes. For the avoidance of doubt, (i) there shall be no mark-up on any Sales Taxes or other Taxes payable by Buyer under this Transition Services Agreement, and (ii) Buyer shall have no responsibility for any income Taxes of any Supplier attributable or related to any Services.
If Supplier or its Representatives (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment of Taxes that are borne by Buyer pursuant to this Transition Services Agreement, then Supplier shall promptly pay, or cause to be paid, to Buyer an amount equal to the deficiency or excess, as the case may be, with respect to the amount that Buyer has borne if the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment) had been included originally in the determination of the amounts to be borne by Buyer pursuant to this Transition Services Agreement, net of any additional Taxes and costs Supplier incurs or will incur as a result of the receipt of or in obtaining such refund or such overpayment.

Section 5.5 Other Expenses. After the Effective Date, except as otherwise specified in this Transition Services Agreement or a Project Statement, each party hereto will pay its own legal, accounting, out-of-pocket and other expenses incident to this Transition Services Agreement and to any action taken by such party in carrying this Transition Services Agreement into effect.
Section 5.6 Interest Payable on Amounts Past Due. All late payments due under this Transition Services Agreement will bear interest at a rate equal to the prime rate (as published in the Wall Street Journal from time to time) plus three (3) percentage points, from the invoice due date to the date of payment.
Section 5.7 Records. Supplier will keep reasonably detailed records, consistent with past practice, for any expenses that constitute a component upon which the price for Services is determined. Supplier will maintain the records in accordance with its then-current record retention policies. At reasonable intervals during the Term and for two (2) years thereafter, Buyer will, upon no less than five (5) Business Days prior notice, or, if critical, upon reasonable shorter notice under the circumstances, have reasonable access for the review of such records to verify the invoices submitted to Buyer hereunder, notwithstanding the termination of any Project Statement. The costs of all such reviews will be borne by Buyer. The confidentiality provisions in Article IX of this Transition Services Agreement will govern all such reviews by Buyer.
ARTICLE VI
PROPRIETARY RIGHTS
Section 6.1 Equipment. Except with respect to those items of equipment, systems, tools, facilities and other resources allocated to Buyer pursuant to the Separation Agreement, all equipment, systems, tools, facilities and other resources used by Supplier and any of its Affiliates in connection with the provision of Services hereunder will remain the property of Supplier and its Affiliates and, except as otherwise provided in this Transition Services Agreement, will at all times be under the sole direction and control of Supplier and its Affiliates.
Section 6.2 Intellectual Property. To the extent Supplier or its Representatives use any know-how, processes, technology, trade secrets or other intellectual property owned by or licensed to Supplier or any of its Representatives (“IP”) in providing the Services, such IP (other than such IP licensed to Supplier by Buyer or its Affiliates, if any) and any derivative works of, or modifications or improvements to such IP conceived or created as part of the provision of Services (“Improvements”) will, as between the parties, remain the sole property of Supplier unless such Improvements were specifically created for Buyer or its Affiliates pursuant to a specific Service as specifically indicated in the applicable Project Statement. The applicable party will and hereby does assign to the applicable owner designated above, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of such party’s right, title and interest in and to all Improvements, if any. All rights not expressly granted herein are reserved. Notwithstanding the foregoing, if there is any conflict between the terms of this Section 6.2, on the one hand, and specific terms of the Separation Agreement or Intellectual Property Agreement, on the other hand, then the terms of the Separation Agreement or Intellectual Property Agreement, as applicable, will prevail.
ARTICLE VII
TERM AND TERMINATION

Section 7.1 Term. Buyer will use commercially reasonable efforts to end its need to use the Services as soon as reasonably practicable after the Effective Date; provided, however, that Supplier will not be required to provide the Services later than the Maximum Transition Period or any earlier applicable Transition Period. This Transition Services Agreement commences on the Effective Date and terminates upon the termination of all Services, unless sooner terminated by the parties in accordance with Section 7.3 (the “Term”); provided, however, that Article V (Payment for Services), Article VI (Proprietary Rights), Article VIII (Indemnity and Damages), Article IX (Confidentiality) and Article X (General) of this Transition Services Agreement shall survive any such termination.
Section 7.2 Termination of a Service.

(a)
Buyer may elect to terminate a Service, in whole or in part, at any time by providing Supplier with written notice indicating the effective date of termination of such Service, which effective date shall be the last day of a given month. The number of days notice in advance of termination provided will be reasonable and in no event shorter than (i) thirty (30) days, (ii) any longer required notice period specified in a Project Statement, and (iii) any greater minimum notice period as may be provided under applicable arrangements with Contractors and of which Buyer is provided notice. Following receipt of such notice (the “Services Termination Notice”), Supplier will provide, not later than fifteen (15) days following Supplier’s receipt of the Services Termination Notice, to Buyer written notice regarding the impact of such termination, including any impact on any other Services. In the event that Buyer still wishes to proceed with termination, then (A) Buyer will provide Supplier with written notice thereof prior to the effective date of termination, (B) the affected Services will terminate effective as of the date of termination, and (C) Supplier will not be liable for any consequences of such termination, whether included in Supplier’s prior notice or otherwise.

(b)
Without prejudice to any other rights or remedies of either party, Supplier or Buyer (the “Non-Breaching Party”) may also elect to terminate one or more Services, in whole or in part, or this Transition Services Agreement and all Services, at any time, upon written notice to the other party, if (i) such other party will have failed to perform any of its material obligations under this Transition Services Agreement relating to one or more Service(s) (including, with respect to Buyer, failure to pay any amount when due hereunder), (ii) the Non-Breaching Party has notified the other party in writing of such failure, and (iii) for a period of thirty (30) days after receipt by the other party of written notice of such failure, such failure will not have been cured.

(c)	A Service will terminate automatically at the end of its applicable Transition Period, or if no Transition Period is specified, at the end of the Maximum Transition Period.

Section 7.3 Termination of Transition Services Agreement. Either party may terminate this Transition Services Agreement and all Services immediately upon written notice to the other party if (a) the other party files for bankruptcy protection or has an involuntary petition for bankruptcy filed against it which is not dismissed within sixty (60) days thereafter, becomes insolvent or generally unable to pay its bills when due, makes an assignment for the benefit of creditors, dissolves or liquidates, has a liquidator or receiver appointed by a court, or is a party of any other similar legal proceedings, if in any such case termination is permitted by applicable law, or (b) there occurs any Change of Control with respect to the other party.

Section 7.4 No Abandonment for Dispute. In the event of a pending Dispute between the parties as to whether Supplier had the right to terminate one or more Services or this Transition Services Agreement and all Services pursuant to Section 7.2(b), Supplier will not have the right to suspend, withhold, interrupt or terminate (and Buyer will continue to pay for) any Service involved in such Dispute, unless and until such Dispute is resolved in a manner which authorizes or orders such suspension, withholding, interruption or termination; provided, however, that the foregoing will in no event require Supplier to provide any (a) requested Services that are not being provided as of the date the Dispute arises or (b) Services beyond the applicable Transition Period or, if no Transition Period is specified, the Maximum Transition Period.
Section 7.5 Costs upon Termination.

(a)
Upon any termination, Buyer will pay all amounts outstanding for Services provided by Supplier or its Contractors. Any termination of Services will be final, and monthly charges will be appropriately prorated to the extent the Transition Services Agreement or any Services are terminated other than on the last day of a given month.

(b)
Upon any termination of Services by Buyer pursuant to Section 7.2(a) or by Supplier pursuant to Section 7.2(b) or Section 7.3, Buyer will be liable for all out-of-pocket costs, stranded costs or other costs incurred by Supplier that are not otherwise recoverable by Supplier in connection with termination or winding up of terminated Services, including (i) costs under third-party contracts for services, software or other items, including breakage fees or termination fees, (ii) costs relating to any of Supplier’s employees or other Representatives which are affected by termination of a Service, (iii) fees associated with facilities, hardware or equipment affected by the terminated Service, including fees related to terminated leases, (iv) costs relating to or in connection with the termination of any related or linked Services, and (v) costs of any materials or third-party services that, before notice of termination, Supplier paid for or obligated itself to pay for in connection with providing the Services, if and to the extent that Supplier cannot through reasonable commercial efforts obtain a refund for or terminate its obligation to pay for such materials and services.

Section 7.6 Return of Buyer Data; Return of Materials.

(a)
Upon termination of a Service for any reason, Supplier will promptly provide Buyer with a copy of any Buyer Data relating to such terminated Service (excluding any Buyer Data that has previously been provided to Buyer or that is otherwise already in the possession of Buyer). Such Buyer Data will be provided in its then current form, in an electronic format and media to be reasonably agreed upon by the parties. The foregoing obligation of Supplier is absolute, and Supplier will not be entitled to withhold such Buyer Data for any reason, including due to Buyer’s breach of this Transition Services Agreement (provided that if Buyer is in breach of this Transition Services Agreement, then Buyer shall pay Supplier prior to delivery for any reasonable costs incurred by Supplier to comply with its obligation to provide the Buyer Data). Upon providing Buyer with an electronic media copy of the Buyer Data, Supplier will have no further responsibility with respect to such data, including maintaining a backup or archive for Buyer, except as otherwise expressly provided in a Project Statement.

(b)
The parties will, at the disclosing party’s request and upon termination of this Transition Services Agreement, use commercially reasonable efforts to, at the disclosing party’s election, promptly return to the disclosing party, or destroy and deliver to the disclosing party written confirmation of the destruction of, all documents and materials in tangible or electronic form containing any

Confidential Information in the possession or control of the party to which such information was disclosed. Notwithstanding the foregoing, the parties hereto acknowledge that certain systems utilized by Supplier may not permit the purging or deletion of data, and in such case Supplier shall not be obligated to return or destroy such data pursuant to the preceding sentence and agrees to maintain copies of affected data containing Confidential Information of Buyer for the minimum amount of time permitted by such systems and not to use such Confidential Information for any other purposes.
ARTICLE VIII
INDEMNITY AND DAMAGES
Section 8.1 Limitations of Liability.

(a)
Neither party nor any of its Affiliates will be liable to the other party or any related parties for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same and attorneys’ fees) arising from any claim relating to this Transition Services Agreement or any of the Services to be provided under this Transition Services Agreement or the Project Statements, or the performance of or failure to perform such party’s obligations under this Transition Services Agreement or the Project Statements, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such party is advised of the possibility or likelihood of such damages.

(b)
The aggregate liability of Supplier arising out of or in connection with this Transition Services Agreement will be limited by each specific Service, such that the aggregate liability of Supplier arising out of or in connection with each specific Service will not exceed an amount equal to the aggregate amount of fees (which fees will exclude any pass-through costs of Contractors) paid or payable to Supplier for such specific Service under this Transition Services Agreement.

(c)
The limitations of liability set forth in this Section 8.1 do not apply to either party’s breach of the confidentiality obligations set forth in Article IX or Buyer’s indemnification obligations under Section 8.3.

Section 8.2 Mitigation of Damages. The parties will, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize damages, whether direct or indirect, due to, resulting from or arising in connection with any failure to comply fully with the obligations under this Transition Services Agreement.
Section 8.3 Buyer Indemnity. Buyer agrees to indemnify, defend and hold Supplier and each of its Representatives and Affiliates harmless against all damages, claims, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (collectively, “Liabilities”) attributable to any third-party claims asserted against Supplier or its Representatives or Affiliates arising from or relating to Supplier’s or any of its Representatives’ provision of or failure to provide the Services as provided hereunder, except for any third-party claims to the extent Buyer and its Affiliates would be entitled to indemnification with respect thereto pursuant to Section 8.4.

Section 8.4 Supplier Indemnity. Supplier agrees to indemnify, defend and hold Buyer and each of its Affiliates harmless against all Liabilities attributable to any third-party claims asserted against Buyer or its Affiliates arising from or relating to Supplier’s or any of its Representatives’ provision of or failure to provide the Services as provided hereunder, to the extent arising from or related to the gross negligence, willful misconduct or fraud of Supplier, any of its Representatives or any of its or their respective employees, officers or directors.
Section 8.5 Indemnity Procedure. All claims for indemnification under this Article VIII will be made in accordance with the procedures set forth in Article V of the Separation Agreement.
ARTICLE IX
CONFIDENTIALITY
Section 9.1 Confidential Information.

(a)
Each party will, and will cause its CI Recipients that receive Confidential Information to, hold as confidential and not disclose to any other party any information received by such party or its CI Recipients from the other party or its Affiliates under this Transition Services Agreement that relates to the other party’s business or that relates to the other party’s activities or deliverables under this Transition Services Agreement (“Confidential Information”). “Confidential Information” includes: (i) the Project Statements; (ii) the IP and Improvements; (iii) the Buyer Data; and (iv) any information obtained or reviewed by a party or its CI Recipients in the course of reviewing the other party’s records in accordance with this Transition Services Agreement, regardless of whether it is marked as “Confidential.”

(b)
“Confidential Information” does not include any information that: (i) is or becomes publicly known, other than as a result of disclosure by the receiving party or its CI Recipients in breach of this Transition Services Agreement; (ii) is known to the receiving party or its CI Recipients before disclosure under this Transition Services Agreement, as documented by business records (and ownership of such information has not been allocated to the disclosing party pursuant to the Separation Agreement); (iii) is disclosed to the receiving party or its CI Recipients by a third party having no obligation of confidentiality to the disclosing party or is Affiliates; or (iv) is independently developed by the receiving party or its CI Recipients without use of or reference to the disclosing party’s Confidential Information as documented by reasonable evidence.

Section 9.2 Permissible Disclosure.

(a)
Notwithstanding Section 9.1, each party may disclose the other party’s Confidential Information to its CI Recipients who reasonably need to know such information for the purposes of providing or receiving the Services hereunder, as the case may be, and each party and its CI Recipients may (i) disclose the other party’s Confidential Information if legally requested or compelled to do so, in accordance with the terms and conditions of Section 9.2(b) below; (ii) disclose the Project Statements as reasonably necessary in connection with efforts to resolve a Dispute; and (iii) disclose the Project Statements to third parties for strategic due diligence purposes if the third party has signed a confidentiality agreement covering the disclosure.

(b)
In the event that either receiving party or any of its CI Recipients is required by law or court, regulatory or governmental order or demand or requested by any court or regulatory or governmental body to disclose any of the Confidential Information, such receiving party agrees that it, to the extent permitted by law, will provide the disclosing party with prompt written notice of such requirement or request so that the disclosing party may seek a protective order or other appropriate remedy and to cooperate with the disclosing party (at the disclosing party’s sole expense) to obtain any such order or remedy. If such protective order or other remedy is not obtained or the disclosing party grants a waiver hereunder, the receiving party or such CI Recipient may furnish only that portion of the Confidential Information which the receiving party or such CI Recipient determines, upon advice of counsel, that it is legally requested or compelled to disclose; provided, however, that the receiving party and its CI Recipients shall use their commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(c)
The receiving party shall cause all of its CI Recipients to comply with the applicable terms of this Article IX and shall be fully responsible for any and all failures of such CI Recipients to comply with the terms of this Article IX applicable to such CI Recipients.

Section 9.3 Survival of Confidentiality Obligations. The parties’ obligations under this Article IX will continue for a period of five (5) years after the termination of this Transition Services Agreement.
ARTICLE X
GENERAL
Section 10.1 Dispute Resolution. Any controversy or claim arising out of or relating to this Transition Services Agreement (a “Dispute”), will be resolved in accordance with the following dispute resolution procedures:

(a)
The parties shall attempt in good faith to resolve the Dispute in the ordinary course of business through (i) personal meetings and/or communications between the Service Managers responsible for the functional area that is the subject of the Dispute and (ii) thereafter, personal meetings and/or communications of the supervisors or managers of such Service Managers; and

(b)
If the informal resolution set forth in clause (a) fails or does not take place within a reasonable time after the Dispute first arises, either party may submit the controversy or claim for resolution in accordance with the dispute resolution procedures set forth in the Separation Agreement.

Section 10.2 Force Majeure. Neither party will be liable for any failure of performance attributable to acts or events (including war, terrorist activities, conditions or events of nature, industry wide supply shortages, civil disturbances, work stoppage, power failures, failure of telephone or data lines and equipment, fire and earthquake, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its reasonable control which impair or prevent in whole or in part performance by such party hereunder (“Force Majeure”). If either party is unable to perform its obligations hereunder as a result of a Force Majeure event, it will, as promptly as reasonably practicable, give notice of the occurrence of such event to the other party. If Supplier is unable to perform its obligations hereunder as a result of a Force Majeure event, it will use commercially reasonable efforts to resume the Services at the earliest practicable date; provided, however, that upon any failure of Supplier to provide Services under this Section 10.2, Buyer, in its sole discretion, may terminate its receipt of such Service effective upon notice to Supplier and will not be obligated to pay for Services not performed by Supplier due to an event of Force Majeure. The time for performance of any obligation hereunder (including a Transition Period applicable to a suspended Service, provided that the Transition Period as so extended shall in no event exceed the Maximum Transition Period) shall be automatically extended by the period during which a Force Majeure event shall be continuing.

Section 10.3 Relationship of the Parties. Except as specifically provided herein, neither party will act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Transition Services Agreement will be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Transition Services Agreement.
Section 10.4 Assignment. Except as otherwise provided in this Transition Services Agreement, including Section 3.3, neither this Transition Services Agreement, any Project Statement, nor any of the rights, interests or obligations of any party under this Transition Services Agreement or any Project Statement shall be assigned, in whole or in part, by operation of law or otherwise, by either of the parties without the prior written consent of the other party. Subject to the foregoing, the provisions of this Transition Services Agreement and the obligations and rights hereunder will inure to the benefit of and be enforceable against each party and their respective successors and permitted assigns.
Section 10.5 Third-Party Beneficiaries. Except as otherwise provided hereunder in Article VIII with respect to indemnification of third parties, nothing contained in this Transition Services Agreement shall be construed to create any third-party beneficiary rights in any individual.
Section 10.6 Entire Agreement; No Reliance; Amendment. This Transition Services Agreement (including all annexes or other attachments) and the Separation Agreement constitute the entire agreement with respect to the subject matter hereof, and any prior agreements, oral or written, are no longer effective. In deciding whether to enter into this Transition Services Agreement, the parties have not relied on any representations, statements, or warranties other than those explicitly contained in this Transition Services Agreement and the Separation Agreement. No amendments or modifications to this Transition Services Agreement or any Project Statement are valid unless in writing, signed by both parties to such agreement.
Section 10.7 Waiver. Except as otherwise provided in Section 5.3, neither party waives any rights under this Transition Services Agreement by delaying or failing to enforce such rights. No waiver by any party of any breach or default hereunder shall be deemed to be a waiver of any subsequent breach or default. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.8 Notices. All notices or other communications required to be sent or given under this Transition Services Agreement will be in writing and will be delivered personally, by commercial overnight courier, by facsimile or by electronic mail, directed to the addresses set forth below. Notices are deemed properly given as follows: (a) if delivered personally, on the date delivered, (b) if delivered by a commercial overnight courier, one (1) Business Day after such notice is sent, and (c) if delivered by facsimile or electronic mail, on the date of transmission, with confirmation of transmission; provided, however, that if the notice is sent by facsimile or electronic mail, the notice must be followed by a copy of the notice being delivered by a means provided in (a) or (b).

(A)	If to New Hertz Holdings:

Hertz Global Holdings, Inc. 8105 Williams Road Estero, FL 33928 Attention: Richard J. Frecker Fax: (866) 888-3765 E-mail: rfrecker@hertz.com
(B)	If to Herc Holdings:

Herc Holdings, Inc. 27500 Riverview Center Blvd. Bonita Springs, FL 34134 Attention: Maryann Waryjas Fax: [(___) ___-_____] E-mail: mwaryjas@hertz.com
Section 10.9 Counterparts. This Transition Services Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. The exchange of copies of this Transition Services Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Transition Services Agreement as to the parties hereto and may be used in lieu of the original Transition Services Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 10.10 Severability. If any provision of this Transition Services Agreement is held to be invalid or unenforceable by a court of competent jurisdiction or other authoritative body, such invalidity or unenforceability will not affect any other provision of this Transition Services Agreement. Upon such determination that a provision is invalid or unenforceable, the parties will negotiate in good faith to modify this Transition Services Agreement so as to effect the original intent of the parties as closely as possible.
Section 10.11 Interpretation. Unless the context dictates otherwise, references herein to this Transition Services Agreement refer to this Transition Services Agreement together with all effective Project Statements. The headings contained in this Transition Services Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Transition Services Agreement. The provisions of this Transition Services Agreement will be construed according to their fair meaning and neither for nor against either party irrespective of which party caused such provisions to be drafted. The terms “include” and “including” do not limit the preceding terms. Each reference to “$” or “dollars” is to United States dollars. Each reference to “days” is to calendar days.

Section 10.12 Governing Law. This Transition Services Agreement and all disputes or controversies arising out of or relating to this Transition Services Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.
Section 10.13 Precedence. Except as provided in Section 6.2 with respect to ownership of IP and Improvements, (a) if there is any conflict between the terms of this Transition Services Agreement, on the one hand, and specific terms of the Separation Agreement, the Intellectual Property Agreement or any other Ancillary Agreement to the Distribution, on the other hand, then the terms of this Transition Services Agreement will prevail and (b) if there is any conflict between the terms of this Transition Services Agreement, the Separation Agreement, the Intellectual Property Agreement or any other Ancillary Agreement to the Distribution, on the one hand, and specific terms of any Project Statement, on the other hand, the terms of the Project Statement will prevail.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be executed by their duly authorized representatives.

HERTZ GLOBAL HOLDINGS, INC.

By: _______________________________
Name:
Title:

HERC HOLDINGS INC.

By: _______________________________
Name:
Title:

ANNEX A-[#]
Project Statement – [__] Services
([INSERT BRIEF DESCRIPTION OF SERVICES])

Capitalized terms used in this Annex and not otherwise defined in this Annex shall have the respective meanings ascribed to them in the body of the Transition Services Agreement to which this Annex is attached. All dollars expressed are U.S. Dollars, unless otherwise explicitly noted.

Description of Service:

Supplier, [_________], will provide [_________] services to Buyer, [_________], relating to [_________].

High Level Service Parameters:

1.	<Insert Text here>

Detailed Scope of Services:

1.<Insert Text here>

Supplier Service Manager: <Insert Text here, including full contact information>

Buyer Service Manager: <Insert Text here, including full contact information>

Transition Period:<Insert Text here>

End Date Buyer Solution: <Insert Text here>

Location(s): <Insert Text here>

Required Supplier Capabilities:

1.	<Insert Text here>

Required Supplier Resource Role and Support Availability:

1.	<Insert Text here>

Required Supplier Hardware and Associated Infrastructure:

1.	<Insert Text here>

Allocated Cost Detail:<Insert Text here>

Additional Payment Terms: <Insert Text here>

Additional Terms and Conditions: <Insert Text here>

[NOTE: No Project Statement (other than the initial Project Statements with respect to the Identified Services) will be binding or effective unless signed by both parties to such Project Statement. Signature blocks must be added to Project Statements relating to any Additional Services.]

ANNEX B-1
Project Statement – IT Services
(Management of Vendor Relationship with IBM)

[NOTE TO DRAFT: THIS IS A DRAFT OF THE FIRST PROJECT STATEMENT AND THE OTHERS WILL BE B-2, B-3, B-4 ETC.]

Capitalized terms used in this Annex and not otherwise defined in this Annex shall have the respective meanings ascribed to them in the body of the Transition Services Agreement to which this Annex is attached. All dollars expressed are U.S. Dollars, unless otherwise explicitly noted.

Description of Service:

Supplier, New Hertz Holding, will provide vendor management services to Buyer, Herc Holdings, relating to services provided by IBM pursuant to [describe agreement with IBM].

High Level Service Parameters:

2.	Manage vendor relationship with IBM and provide day-to-day service oversight and support

3.	Monitor and ensure delivery and quality of all IBM services covered under the service scope of IBM below

4.	Manage supplier performance and act as central point of contact, including problem reporting, tracking, resolution and escalation

Detailed Scope of Services:

2.Ongoing help desk services support and ticketing management
3.Provide 24x7x365 help desk services solution for 5,000 number of Herc users across all Herc locations

4.	Support for all severity levels (severity 1,2 ,3 and 4 issues) pertaining to following hosted infrastructure and applications environment (but not limited to):

a)	Oracle EBS, RentalMan and associated databases

b)	Teradata, Cognos and associated ETL solutions

c)	SQL DBs and other applications such as Lotus Notes

d)	Other non-ERP applications on Unix, Linux and Windows platforms

Supplier Service Manager: <Insert Text here, including full contact information>

Buyer Service Manager: <Insert Text here, including full contact information>

Transition Period:<Insert Text here>

End Date Buyer Solution: New help desk service provider to provide help desk support in future state service is required.

Location(s): USA, CANADA, CHINA, KSA [Note: This should describe (1) where the services will be provided from and (2) Buyer locations that will receive the services.]

Required Supplier Capabilities:

•	Provide help desk ticketing and issue resolution support

•	Break/ fix support

Required Supplier Resource Role and Support Availability:

•	3rd party – Help Desk support analysts (BAU – business hours and on call for priority one issues)

Required Supplier Hardware and Associated Infrastructure:

Criticality rating:	CR1
Issue resolution channel:	IBM Help Desk process

Allocated Cost Detail:

One-time stand-up cost ($)		One-time wind down cost ($)		TSA Annual ($)		End State Run Rate
Pre Day 1	Post Day 1	Pre Day 1	Post Day 1	Non FTE	FTE (IT)	FTE (non-IT)	($)
	$15,000			300,000	13,000	N/A

Additional Payment Terms:

Additional payment terms may be applicable pertaining to services/hardware/support provided between HERTZ and Herc. Please write the amount here:

Additional Terms and Conditions: <Insert Text here>